Exhibit 4.1

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of November 2, 2022, is entered into by and between Bakkt Holdings, Inc., a Delaware corporation (the “Company”), Apex Fintech Solutions Inc., a Delaware limited liability company (“Investor”), and PEAK6 Investments LLC, a Delaware limited liability company agreement (“PEAK6 Investments”). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Purchase Agreement.

WHEREAS, Investor, the Company, Bakkt Marketplace, LLC and Apex Crypto LLC have entered into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of November 2, 2022 (the “Signing Date”), pursuant to which, among other things, Investor may receive shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), as Contingent Consideration subject to the terms and conditions in the Purchase Agreement; and

WHEREAS, in connection with, and effective upon, the Signing Date, the Company, Investor and PEAK6 Investments desire to enter into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2022 Contingent Shares” means the shares of Common Stock that may be issued under the Purchase Agreement as part of the 2022 Contingent Share Amount.

“2023 Contingent Shares” means the shares of Common Stock that may be issued under the Purchase Agreement as part of the 2023 Contingent Share Amount and the 2022 Catchup Consideration Share Amount other than any shares of Common Stock that may be issued under the 2023 NFT Contingent Share Amount.

“2023 Share Value” shall have the meaning ascribed to such term in the Purchase Agreement, as appropriately adjusted for any stock split, stock dividend or similar transaction.

“2024 Contingent Shares” means the shares of Common Stock that may be issued under the Purchase Agreement as part of the 2024 Contingent Share Amount other than any shares of Common Stock that may be issued under the 2024 NFT Contingent Share Amount.

“2024 Share Value” shall have the meaning ascribed to such term in the Purchase Agreement, as appropriately adjusted for any stock split, stock dividend or similar transaction.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning. For the avoidance of doubt, for purposes of this Agreement, Investor is deemed to Beneficially Own the shares of Common Stock owned by it notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Control” (including the terms “Controls,” “Controlled” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Group” shall have the meaning in set forth in Section 13(d) of the Exchange Act.

“Investor Group” means Investor and each PEAK6 Party and each of their respective Controlled Affiliates other than both PEAK6 Capital Management LLC and PEAK6 Strategic Capital LLC (and any successors or assigns thereto) and their subsidiaries, which shall not be part of the Investor Group; provided, however, that for purposes of this definition of Investor Group, neither Investor nor its Affiliates shall be considered to be an Affiliate of the Company or any person Controlled by the Company.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Necessary Action” means, with respect to a specified result, any and all actions necessary to cause such result, including executing any and all agreements and instruments that are required to achieve such result and making, or causing to be made, with any and all Governmental Entities, all filings, registrations or similar actions that are required to achieve such result (but solely to the extent such actions are permitted by Law).

“PEAK6 Parties” PEAK6 Investments and its Controlled Affiliates.

“Permitted Transferee” means (i) any direct or indirect member of Investor who receives shares of Common Stock as a result of a distribution of Common Stock by Investor (or any subsequent distribution of such shares of Common Stock by any such direct or indirect member of Investor) and (ii) any Affiliate of Investor.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“SEC” means the United States Securities and Exchange Commission.

1.2	Rules of Construction.

(a)

Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any Law or statute shall include all rules and regulations promulgated thereunder, and references to any Law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable Law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)

The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)	This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties.

(a)

Each party hereto represents and warrants to the other party as follows: (i) such party has full legal right and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement; (ii) this Agreement has been duly executed and delivered by such party and the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated by this Agreement have been duly authorized by all Necessary Action on the part of such party and no other actions or proceedings on the part of such party are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement; (iii) assuming the due execution and delivery by the other parties hereto, this Agreement constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (iv) the execution and delivery of this Agreement by such party does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not, conflict with or violate any Laws or agreements binding upon such party, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except, with respect to the Company, for filings with the SEC by the Company.

(b)

Investor and the PEAK6 Parties each represents and warrants to the Company that, since October 3, 2022, neither it nor any of its Affiliates has, directly or indirectly, entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or Short Sale positions with respect to the securities of the Company. For purposes of this Agreement, “Short Sales” shall include all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage or lending facility arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis).

ARTICLE III

COVENANTS

3.1	Lock-up.

(a)

Investor shall not, directly or indirectly, alone or in conjunction with any member of the Investor Group, without the prior written consent of the Company, during the period commencing on the date the 2022 Contingent Shares are issued, if at all, under the Purchase Agreement (such date, the “2023 Lock-up Commencement Date”) and ending on the one year anniversary of the 2023 Lock-up Commencement Date (the “2023 Lock-up Period”), (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the 2022 Contingent Shares, or otherwise transfer or dispose of, directly or indirectly, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Contingent Shares (any such transaction described in clause (a) or (b) above, a “Transfer”). Notwithstanding the foregoing, the restrictions set forth in this Section 3.1(a) shall lapse as follows:

(i)	following the four-month anniversary of the 2023 Lock-up Commencement Date, one-third of the 2022 Contingent Shares may be Transferred;

(ii)

following the eight-month anniversary of the 2023 Lock-up Commencement Date, an additional one-third of the 2022 Contingent Shares may be Transferred, which one-third shall be in addition to the Transfers permitted by clause (i) above, and

(iii)	upon the one-year anniversary all of the 2022 Contingent Shares may be Transferred.

The restrictions set forth in this Section 3.1(a) shall not apply to (1) Transfers to Permitted Transferees or Transfers by operation of law, including by virtue of the laws of the State of Delaware or Investor’s constituent documents upon dissolution of Investor, not undertaken for the purpose of avoiding the restrictions imposed by this Agreement; provided, however, that any such transferee must agree in an executed written agreement (a copy of which will be delivered to the Company) for the benefit of the Company (A) to be bound by the terms and restrictions set forth in this Article III prior to such Transfer or distribution, as applicable, and (B) if such Permitted Transferee is an Affiliate of Investor and does not otherwise qualify as a Permitted Transferee, to Transfer such shares of Common Stock back to Investor if, during the 2023 Lock-Up Period, such Person ceases to be an Affiliate of Investor, or (2) any Transfers made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Board or a committee thereof. Notwithstanding the foregoing, Investor shall not be entitled to distribute any of the 2022 Contingent Shares to its holders during the 2023 Lock-Up Period.

(b)

Investor shall not, directly or indirectly, alone or in conjunction with any member of the Investor Group, without the prior written consent of the Company, during the period commencing on the date the 2023 Contingent Shares are issued (the “2024 Lock-up Commencement Date”), if at all, under the Purchase Agreement and ending on the one-year anniversary of such issuance date (the “2024 Lock-up Period”), Transfer any 2023 Contingent Share; provided, that, the transfer restrictions set forth in this Section 3.1(b) shall not apply to a number of 2023 Contingent Shares (to the extent the following formula results in a number greater than zero) equal to (x) the number of 2023 Contingent Shares multiplied by the 2023 Share Value minus (y) the lesser of (1) $25.0 million and (2) one-half of the number of 2023 Contingent Shares multiplied by the 2023 Share Value, rounded to the nearest whole number. Notwithstanding the foregoing, the restrictions set forth in this Section 3.1(b) shall lapse as follows:

(i)	following the four-month anniversary of the 2024 Lock-up Commencement Date, one-third of the 2023 Contingent Shares may be Transferred;

(ii)

following the eight-month anniversary of the 2024 Lock-up Commencement Date, an additional one-third of the 2023 Contingent Shares may be Transferred, which one-third shall be in addition to the Transfers permitted by clause (i) above, and

(iii)	upon the one-year anniversary all of the 2023 Contingent Shares may be Transferred.

Notwithstanding the foregoing, the restrictions set forth in this Section 3.1(b) shall not apply to (1) Transfers to Permitted Transferees or Transfers by operation of law, including by virtue of the laws of the State of Delaware or Investor’s constituent documents upon dissolution of Investor, not undertaken for the purpose of avoiding the restrictions imposed by this Agreement; provided, however, that any such transferee must agree in an executed written agreement (a copy of which will be delivered to the Company) for the benefit of the Company (A) to be bound by the terms and restrictions set forth in this Article III prior to such Transfer or distribution, as applicable, and (B) if such Permitted Transferee is an Affiliate of Investor and does not otherwise qualify as a Permitted Transferee, to Transfer such shares of Common Stock back to Investor if, during the 2024 Lock-Up Period, such Person ceases to be an Affiliate of Investor, or (2) any Transfers made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Board or a committee thereof. Notwithstanding the foregoing, Investor shall not be entitled to distribute any of the 2023 Contingent Shares to its holders during the 2024 Lock-Up Period.

(c)

Investor shall not, directly or indirectly, alone or in conjunction with any member of the Investor Group, without the prior written consent of the Company, during the period commencing on the date the 2024 Contingent Shares are issued, if at all, under the Purchase Agreement and ending on the six-month anniversary of such issuance date (the “2025 Lock-up Period”), Transfer any 2024 Contingent Share; provided, that, the transfer restrictions set forth in this Section 3.1(c) shall not apply to a number of 2024 Contingent Shares (to the extent the following formula results in a number greater than zero) equal to (x) the number of 2024 Contingent Shares multiplied by the 2024 Share Value minus (y) $25.0 million, rounded to the nearest whole number. Notwithstanding the foregoing, the restrictions set forth in this Section 3.1(c) shall not apply to (i) Transfers to Permitted Transferees or Transfers by operation of law, including by virtue of the laws of the State of Delaware or Investor’s constituent documents upon dissolution of Investor, not undertaken for the purpose of avoiding the restrictions imposed by this Agreement; provided, however, that any such transferee must agree in an executed written agreement (a copy of which will be delivered to the Company) for the benefit of the Company (1) to be bound by the terms and restrictions set forth in this Article III prior to such Transfer or distribution, as applicable, and (2) if such Permitted Transferee is an Affiliate of Investor and does not otherwise qualify as a Permitted Transferee, to Transfer such shares of Common Stock back to Investor if, during the 2023 Lock-Up Period, such Person ceases to be an Affiliate of Investor, or (ii) any Transfers made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Board or a committee thereof. Notwithstanding the foregoing, Investor shall not be entitled to distribute any of the 2024 Contingent Shares to its holders during the 2025 Lock-Up Period.

3.2	Standstill.

(a)

During the period commencing on the date of this Agreement and continuing until December 31, 2025 (the “Standstill Termination Date”), unless such action shall have been specifically invited in writing by the Board, neither Investor nor any PEAK6 Party shall, and Investor and each PEAK6 Party shall cause each other member of the Investor Group to not:

(i)

make any proposal or offer to the Board or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries; provided, however, that nothing in this Section 3.2(a) shall prohibit such member of the Investor Group from privately communicating any such proposal or offer to the Company so long as such private communications do not trigger public disclosure obligations of or for any Person (including the filing of a Schedule 13D or Schedule 13G or any amendment thereof);

(ii)

form, join or in any way participate in any Group with any Person with respect to any Common Stock other than forming, joining or in any way participating in a Group solely between or among (i) such member of the Investor Group and its Affiliates or (ii) such member of the Investor Group and its Affiliates and any other Permitted Transferee with respect any shares of Common Stock Transferred to any such Permitted Transferee not in violation of the terms of this Agreement;

(iii)

enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless such transaction is affirmatively publicly recommended by the Board);

(iv)	otherwise act with any Person, including by providing financing for another party, to seek to control or influence the management, the Board or the policies of the Company;

(v)

acquire, agree or propose or offer to acquire (including through any hedging or other similar transaction) any Common Stock or securities that are convertible or exchangeable into (or exercisable for) Common Stock, other than as a result of any stock split or stock dividend of voting securities of the Company; provided, however, that these restrictions shall not apply to any acquisition of, or agreement or proposal to acquire, the Contingent Shares;

(vi)	call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(vii)	publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

(viii)

except as expressly permitted by this Agreement or required under the order of a court of competent jurisdiction, transfer any Common Stock into a voting trust or similar contract or subject any Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Common Stock, in each case other than (A) to the Company or a person specified by the Company in a proxy card provided to shareholders of the Company by or on behalf of the Company or (B) solely among such member of the Investor Group and its Affiliates and any other Permitted Transferee with respect any shares of Common Stock Transferred to any such Permitted Transferee not in violation of the terms of this Agreement; or

(ix)	knowingly facilitate, encourage or assist any third party to do any of the foregoing.

(b)

Neither Investor nor any PEAK6 Party shall, and each PEAK6 Party shall cause each other members of the Investor Group to not, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 3.2 (including this sentence) or do so in any other manner that would require the Company or any other Person to publicly disclose (including the filing of a Schedule 13D or Schedule 13G or any amendment thereof) such request.

(c)

Notwithstanding the foregoing, the parties agree and acknowledge that (i) each member of the Investor Group may vote their shares of Common Stock at any meeting of holders of Common Stock in their sole discretion, (ii) the limitations set forth in this Section 3.2 shall in no way limit any communication between or among Investor, the PEAK6 Parties and their respective Affiliates or any Permitted Transferee with respect to any shares of Common Stock Transferred to any such Permitted Transferee, and (iii) each member of the Investor Group and its Affiliates may coordinate any such vote with, act in concert with, and be part of a Group with, any other Affiliate of such member of the Investor Group or any Permitted Transferee with respect to any shares of Common Stock Transferred to any such Permitted Transferee.

(d)

Notwithstanding anything in this Agreement to the contrary, this Section 3.2 shall terminate and be of no further force and effect if: (i) the Company enters into a definitive agreement relating to a transaction involving the sale of more than 50% of the Company’s equity securities by Persons other than Intercontinental Exchange, Inc. or its Affiliates or the sale of all or substantially all of the Company’s assets to an unrelated third party (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise), or (ii) any person, entity or group publicly announces or commences a tender or exchange offer to acquire more than 50% of the Company’s capital stock.

3.3 Confidentiality. Investor and the PEAK6 Parties shall each hold, and cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, auditors, attorneys, financial advisors, and other consultants and advisors (“Representatives”) to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Company or any of its subsidiaries furnished to it by or on behalf of the Company or any of its subsidiaries (except to the extent that such information can be shown by the party receiving such Information to have been (a) previously known by such party from other sources, provided that such source was not known by such member of the Investor Group to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (b) in the public domain through no violation of this Section 3.3 by such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and no such party shall release or disclose such Information to any other person, except its Representatives who need to know such Information, or use such Information other than in connection with evaluating and taking actions with respect to such Person’s ownership interest in the Company.

3.4 Short Selling Prohibition. Investor and the PEAK6 Parties each agrees that, from the date of this Agreement and until January 1, 2025, no person or entity, while acting on behalf of or at the direction of Investor or such PEAK6 Party, as applicable, or any of its Affiliates (other than PEAK6 Capital Management LLC (and any successor or assign) and its subsidiaries) or pursuant to any understanding in connection with the transactions contemplated by the Purchase Agreement, shall directly or indirectly engage in any Short Sales with respect to securities of the Company.

ARTICLE IV

TERMINATION

4.1 Termination. This Agreement shall terminate on the earliest to occur of: (a) the termination of the Purchase Agreement, (b) December 31, 2025 or such earlier date as may be mutually agreed by all parties, (c) the date following the issuance of the 2024 Contingent Shares on which Investor holds no shares of Common Stock, and (d) the date on which it is determined that no 2024 Contingent Shares will be issued.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day and the receiving party affirmatively acknowledges receipt, otherwise, on the next business day.

If to the Company, to:

Bakkt Holdings, Inc.

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

Attention: General Counsel

Email: legal-notices@bakkt.com

with a copy to (which will not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 S Capital of Texas Hwy

Las Cimas IV, Fifth Floor

Austin, Texas 78746

Attention: J. Matthew Lyons

Email: mlyons@wsgr.com

If to Investor or any PEAK6 Party, to:

Apex Fintech Solutions, Inc.

c/o PEAK6 Investments LLC

141 W. Jackson Blvd., Suite 500

Chicago, Illinois 60604

Attention: Rachel Saunders

Email: [***]

with a copy to (which will not constitute notice):

Sidley Austin LLP

2021 McKinney Ave #2000

Dallas, Texas 75201

United States of America

Attention: Chris Abbinante; Ryan Scofield

Email: cabbinante@sidley.com; rscofield@sidley.com

5.2 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

5.4 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Purchase Agreement together (a) constitute the entire agreement and supersede all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) are not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

5.5 Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

5.6 Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of law principles or rules that would cause the application of the Laws of any other jurisdiction.

5.7 Submission to Jurisdiction; Consent To Service of Process.

(a)

The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and, if the Court of Chancery of the State of Delaware is unable to establish jurisdiction over any such claim, then any other federal or state court located within the State of Delaware, over all claims, and each party hereby irrevocably agrees that all claims may be heard and determined in such courts. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)

Each of the parties hereto hereby consents to process being served by any party to this Agreement by the delivery of a copy thereof in accordance with the provisions of Section 5.1. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

5.8 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

5.9 Amendments; Waivers.

(a)

No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.10 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BAKKT HOLDINGS, INC.

By:	/s/ Gavin Michael
Name: Gavin Michael
Title: Chief Executive Officer

APEX FINTECH SOLUTIONS INC.

By:	/s/ William Capuzzi
Name: William Capuzzi
Title: Chief Executive Officer

PEAK6 INVESTMENTS LLC

By:	/s/ Jay Coppoletta
Name: Jay Coppoletta
Title: Chief Corporate Development & Legal Officer

Signature Page to Stockholders’ Agreement